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                                                                    EXHIBIT 10E





                           Management Incentive Plan




         The Company maintains an annual Management Incentive Plan in which the Company's senior executive officers participate. Pursuant to this Plan, cash awards are made annually based on the level of achievement of pre-determined financial performance targets established by the Chief Executive Officer and the Compensation Committee of the Board of Directors. Each participant's award is segmented to reflect that individual's responsibilities, with weighting on corporate or regional results accordingly. A maximum target award fund is established yearly. Maximum awards, if achieved, are designed to place individual participants at a specified percentile in the market for their respective positions as determined by the Compensation Committee. The awards for the five most highly compensated executive officers are subject to determination by the Compensation Committee, with the balance of the awards determined upon recommendation by the CEO and review by the Compensation Committee.